Exhibit 99.1
News Release
LCA-Vision Reports Earnings Per Share of $0.61 on 46% Revenue Growth
Procedure Volume Increases 42% and Same Store Revenue Grows 35%
Company Raises Full-Year 2006 Earnings Guidance to $1.75 — $1.85
Cincinnati, April 25, 2006 — LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today announced first quarter financial and operational results for the period ended March 31, 2006.
First Quarter 2006 Highlights
▪	Earnings per share increased to $0.61 from $0.44.

▪	Revenues grew 46% to approximately $73.4 million from approximately $50.2 million.

▪	Procedure volume rose 42% to 53,372 from 37,578.

▪	Same-store revenues in the U.S. grew 35% at LasikPlus vision centers open at least 12 months, which includes 40 vision centers.

▪	Market share expanded to an estimated 12.2% of all U.S. refractive procedures performed.
“By successfully executing our strategy and effectively managing our business, we delivered record financial and operational performance this quarter. Our results were driven by strong procedural volume and revenue growth, including same-store revenue growth of approximately 35%,” stated Craig Joffe, LCA-Vision’s Interim Chief Executive Officer and Chief Operating Officer.
Mr. Joffe also commented, “We opened two new LasikPlus vision centers earlier this month, both in new markets, bringing the total number of LasikPlus vision centers we own and operate in the United States to 52. Earlier this year, we announced plans to open 10 to 12 new vision centers during 2006, and we remain on track to meet this goal. With the majority of our center openings in 2006 in new geographic markets, we remain focused on strategically expanding the LasikPlus footprint throughout the United States, while also continuing to capture market share in our existing markets. Based on industry sources, we believe that our successful expansion strategy coupled with our strong same-store revenue growth has fueled our market share growth to approximately 12.2% of all refractive procedures performed in the United States, from approximately 9.1% in the first quarter of 2005.”
“LCA-Vision is off to a strong start for 2006. With our commitment to provide our patients with advanced technology, experience, and exceptional quality of care at an affordable price, we continue to deliver industry-leading growth in revenues and profits.”
Net Income & Earnings Per Share
First quarter 2006 net income increased 41% to approximately $13.1 million from approximately $9.3 million in the first quarter of 2005. First quarter 2006 earnings per diluted share increased 39% to $0.61 from $0.44 in the first quarter of 2005. Included in net income for the first quarter of 2006 was the after- tax cost of approximately $1,036,000, or $0.05 per diluted share, for the expensing of equity-based compensation as a result of the adoption of FAS 123(R) that became effective January 1, 2006.

Revenues & Operating Income
Revenues grew 46% to approximately $73.4 million in 2006’s first quarter from approximately $50.2 million in 2005’s first quarter. Procedure volume increased 42% in 2006’s first quarter to 53,372 from 37,578 procedures performed in 2005’s first quarter. Operating income increased 35% to approximately $20.7 million in 2006’s first quarter from approximately $15.3 million in 2005’s first quarter.
Cash Position
Cash provided by operations grew 57% to approximately $24.9 million for the three months ended March 31, 2006 from approximately $15.9 million for the three months ended March 31, 2005. Cash and cash equivalents increased to approximately $125.3 million as of March 31, 2006 from approximately $111.0 million as of December 31, 2005.
Share Repurchase
In May 2005, LCA-Vision announced that it had been authorized by its Board of Directors to purchase up to 1,000,000 shares of its common stock. During the first quarter of 2006, the company purchased 146,500 shares of common stock at an average price of approximately $42.65 per share, bringing the total number of shares purchased under the authorization to 196,500 at an average price of approximately $43.04 per share.
Outlook
As a result of the strong first quarter earnings and the continued demand for laser vision correction procedures, LCA-Vision is increasing earnings guidance for the full-year of 2006. Earnings per diluted share is now expected to be in the range of $1.75 to $1.85, compared with prior guidance of $1.65 to $1.75. The company continues to expect revenue growth of at least 30% to 40% for the balance of 2006. Guidance reflects an effective tax rate of approximately 41% to 42% for all periods, and also includes the expected full-year impact of approximately $0.20 to $0.22 per diluted share for the expensing of stock options and other share-based compensation that became effective January 1, 2006.
Selection of Executive Search Firm
LCA-Vision’s Board of Directors announced today that the Nominating and Governance Committee has selected the executive search firm Spencer Stuart to assist the company in its search for a permanent Chief Executive Officer. Based in Chicago with over 50 offices in 25 countries, Spencer Stuart is a leading global executive search firm that specializes in chief executive, board member, and senior-level management search assignments. Spencer Stuart will work with the Nominating and Governance Committee to complete the search in an expeditious manner. Craig Joffe is serving as interim Chief Executive Officer of LCA-Vision, and is among the internal candidates being considered for permanent appointment to the position.
Conference Call & Webcast
As previously announced, a conference call and webcast will be held today, Tuesday, April 25, 2006 at 10:00 a.m. (ET). To access the conference call, dial 866-322-1352 (within the United States and Canada), or 706-758-1564 (international callers). The webcast and presentation will be available at the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 800-642-1687 (within the United States and Canada), or 706-645-9291 (international callers) and enter the conference ID number: 756 19 50.

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. Forward-looking statements in this release, including statements regarding our belief that revenues and earnings will exhibit healthy year-over-year growth for fiscal 2006, among others, are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; market acceptance of our services; the successful execution of marketing strategies; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; operational and management instability; regulatory action against us or others in the laser vision correction industry; and the relatively high fixed cost structure of our business. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our Forms 10-K and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events, or circumstances, or otherwise.
About LCA-Vision Inc./LasikPlus
LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand. We own and operate 52 LasikPlus fixed-site laser vision correction centers in the United States and a joint venture in Canada. Additional information is available at our corporate websites: www.lca-vision.com and www.lasikplus.com. It’s Not Just LASIK. It’s LasikPlus!
For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com

Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com
Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236

LCA-Vision Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands except per share data)

	Three months ended March 31,
	2006	2005
Revenues — Laser refractive surgery	$73,396	$50,190

Operating costs and expenses
Medical professional and license fees	13,578	9,520
Direct costs of services	20,915	13,347
General and administrative expenses	4,930	3,453
Marketing and advertising	11,346	6,772
Depreciation	1,935	1,750

Operating income	20,692	15,348

Equity in earnings from unconsolidated businesses	138	24
Minority equity interest	(8)	(173)
Interest expense	(61)	(13)
Investment income	1,503	530

Income before taxes on income	22,264	15,716

Income tax expense	9,172	6,405

Net income	$13,092	$9,311

Income per common share
Basic	$0.63	$0.46
Diluted	$0.61	$0.44

Dividends declared per share	$0.12	$0.08

Weighted average shares outstanding
Basic	20,745	20,236
Diluted	21,465	21,200

LCA-Vision Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	March 31, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$125,327	$111,031
Accounts receivable, net of allowance for doubtful accounts of $2,580 and $2,641	10,783	10,520
Receivables from vendors	4,109	3,207
Prepaid expenses, inventory and other	4,642	4,031
Income taxes receivable	—	2,875
Deferred tax assets	2,849	3,542

Total current assets	147,710	135,206

Property and equipment	65,865	63,026
Accumulated depreciation and amortization	(40,268)	(38,342)

Property and equipment, net	25,597	24,684

Accounts receivable, net of allowance for doubtful accounts of $483 and $504	1,166	1,132
Deferred compensation plan assets	3,019	2,569
Investment in unconsolidated businesses	296	158
Deferred tax assets	2,064	2,064
Other assets	1,043	1,039

Total Assets	$180,895	$166,852

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$3,313	$3,800
Accrued liabilities and other	11,534	8,910
Income taxes payable	2,909	—
Debt maturing in one year	1,753	2,122

Total current liabilities	19,509	14,832

Capital lease obligations	2,259	1,434
Deferred compensation liability	3,019	2,569
Insurance reserve	4,772	3,840
Minority equity interest	31	41

Stockholders’ investment
Common stock ($0.001 par value; 24,437,431 and 24,368,992 shares and 20,690,137 and 20,768,198 shares issued and outstanding, respectively)	24	24
Contributed capital	148,092	145,262
Common stock in treasury, at cost (3,747,294 shares and 3,600,794 shares)	(23,919)	(17,671)
Retained earnings	27,106	16,514
Accumulated other comprehensive income	2	7

Total stockholders’ investment	151,305	144,136

Total Liabilities and Stockholders’ Investment	$180,895	$166,852

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flow
(Dollars in thousands)

	Three Months Ended March 31,
	2006	2005
Cash flow from operating activities:
Net income	$13,092	$9,311
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,935	1,750
Provision for loss on doubtful accounts	(82)	318
Deferred income taxes	693	3,713
Deferred tax benefit on disqualified stock options	554	—
Stock based compensation	1,249	—
Deferred compensation	450	264
Insurance reserve	932	694
Equity in earnings of unconsolidated affiliates	(138)	(24)
Changes in working capital:
Accounts receivable	(215)	(1,135)
Receivables from vendors	(902)	(443)
Prepaid expenses, inventory and other	(611)	819
Income taxes receivable	2,875	—
Accounts payable	(487)	(2,552)
Income taxes payable	2,909	—
Accrued liabilities and other	2,627	3,139

Net cash provided by operations	$24,881	$15,854

Cash flow from investing activities:
Purchase of property and equipment	(1,702)	(1,354)
Distribution from minority equity investees	—	95
Deferred compensation plan	(450)	(161)
Other, net	—	176

Net cash used in investing activities	$(2,152)	$(1,244)

Cash flow from financing activities:
Principal payments of long-term notes, debt and capital lease obligations	(693)	(100)
Shares repurchased for treasury stock	(6,248)	—
Exercise of stock options	1,027	663
Distribution paid to minority equity investees	(19)	—
Dividends paid to stockholders	(2,500)	(1,621)

Net cash used by financing activities	(8,433)	(1,058)

Increase in cash and cash equivalents	14,296	13,552

Cash and cash equivalents at beginning of period	111,031	86,588

Cash and cash equivalents at end of period	$125,327	$100,140